 EXHIBIT 99.1

Co-Diagnostics, Inc. Announces Pricing of Initial Public Offering

Salt Lake City, UT – July 12, 2017 – Co-Diagnostics, Inc. (NASDAQ: CODX) (“Co-Diagnostics” or the “Company”), a molecular diagnostics company that has developed and intends to manufacture and sell reagents used for diagnostic tests, announced today that its initial public offering of 1,178,532 shares of common stock has been priced at $6.00 per share. Total gross proceeds from the offering will be $7,071,192.

The shares will begin trading on July 12, 2017 on the NASDAQ Capital Market under the ticker symbol "CODX." The underwriters have a 45-day option to purchase up to 176,780 additional shares of common stock from Co-Diagnostics to cover over-allotments, if any. The Company intends to use the net proceeds for the development of tests, expansion of laboratory facilities, in-field test performance evaluation and validation, regulatory filings for diagnostic tests, and for working capital and general corporate purposes.

WallachBeth Capital, LLC and Network1 Financial Securities, Inc. acted as co-book running managers for the offering and ViewTrade Securities, Inc. acted as co-manager.

Co-Diagnostics’ registration statement relating to these securities was declared effective as of July 11, 2017 by the U.S. Securities and Exchange Commission. Copies of the final prospectus may be obtained on the SEC’s website, www.sec.gov, and by contacting WallachBeth Capital, LLC, Attention: Capital Markets, 100 Wall Street, Suite 6600, New York, NY 10005, by telephone at 646-998-7605, or by email at cap-mkts@wallachbeth.com or Network 1 Financial Securities, Inc., Attention: Damon Testaverde, by telephone at 800-886-7007 or by mail at 2 Bridge Avenue, Suite 241, Redbank, NJ 07701.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc. (“Company,” or “CDI,”), a Utah corporation, is a molecular diagnostics company that has developed and intends to manufacture and sell reagents used for diagnostic tests that function via the detection and/or analysis of nucleic acid molecules (DNA or RNA), and to sell diagnostic equipment from other manufacturers as self-contained lab systems.